UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) May 17, 2016

WHIRLPOOL CORPORATION
(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 North M-63, Benton Harbor, Michigan		49022-2692
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (269) 923-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities At (17 CFR 230.425)
☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 17, 2016, Whirlpool Corporation (the “Company”) entered into a Third Amended and Restated Long-Term Credit Agreement (the “Amended Long-Term Facility”) by and among the Company, certain other borrowers, the lenders referred to therein, JPMorgan Chase Bank, N.A. as Administrative Agent, and Citibank, N.A., as Syndication Agent. JPMorgan Chase Bank, N.A., BNP Paribas Securities Corp., Citigroup Global Markets Inc., and Mizuho Bank, Ltd. acted as Joint Lead Arrangers and Joint Bookrunners for the Amended Long-Term Facility. The Amended Long-Term Facility provides aggregate borrowing capacity of $2.5 billion, which combines amounts previously available under the Company’s Original Long-Term Facility and Terminated 364-Day Facility (each as defined below).
In connection with entering into the Amended Long-Term Facility, and on the same date, the Company terminated its existing Amended and Restated Short-Term Credit Agreement by and among the Company, certain other borrowers, the lenders referred to therein, JPMorgan Chase Bank, N.A. as Administrative Agent and BNP Paribas and Citibank, N.A. as Syndication Agents (the “Terminated 364-Day Facility”), which provided aggregate borrowing capacity of $500 million.
The Amended Long-Term Facility has a maturity date of May 17, 2021, aggregate borrowing capacity of $2.5 billion and amends and restates in its entirety the Company’s existing Second Amended and Restated Long-Term Credit Agreement, dated as of September 26, 2014 (the “Original Long-Term Facility”), and replaces aggregate borrowing capacity available under the Terminated 364-Day Facility.
Collectively, the $2.5 billion Amended Long-Term Facility, a €250 million European facility added in July 2015, and committed credit facilities in Brazil which support the Company’s Latin American operations and provide borrowings up to 1.0 billion Brazilian reais (approximately $281 million at March 31, 2016 and $256 million at December 31, 2015) provide the Company with total committed credit facilities of approximately $3.0 billion (the “Facilities”). This amount is unchanged from committed credit facility amounts available as of December 31, 2015.  The Facilities are geographically diverse and reflect the Company’s growing global operations. The Company believes these Facilities are sufficient to support its global operations.
The interest and fee rates payable with respect to the Amended Long-Term Facility based on the Company’s current debt rating are as follows: (1) the spread over LIBOR is 1.125%; (2) the spread over prime is 0.125%; and (3) the unused commitment fee is 0.125%, as of the date hereof.
The Amended Long-Term Facility contains customary covenants and warranties including, among other things, a debt to capitalization ratio of less than or equal to 0.60 to 1.00 as of the last day of each fiscal quarter, and a rolling twelve month interest coverage ratio required to be greater than or equal to 3.0 to 1.0 for each fiscal quarter. In addition, the covenants limit the Company’s ability to (or to permit any subsidiaries to), subject to various exceptions and limitations: (i) merge with other companies; (ii) create liens on its property; (iii) incur debt or off-balance sheet obligations at the subsidiary level; (iv) enter into transactions with affiliates, except on an arms-length basis; (v) enter into agreements restricting the payment of subsidiary dividends or restricting the making of loans or repayment of debt by subsidiaries to the Company or other subsidiaries; and (vi) enter into agreements restricting the creation of liens on its assets.
Many of the lenders have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for Whirlpool Corporation and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.
The description of the Amended Long-Term Facility in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Amended Long-Term Facility, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016.

Item 1.02. Termination of a Material Definitive Agreement.
The information regarding the Terminated 364-Day Facility provided under Item 1.01 above is hereby incorporated by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.
The information regarding the Company’s entry into the Amended Long-Term Facility provided under Item 1.01 above is hereby incorporated by reference.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this Current Report relating to the Company’s beliefs regarding the sufficiency of its existing credit facilities constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements reflect management’s current expectations regarding future events and speak only as of the date of this Current Report. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance and will not necessarily be accurate indications of whether or not, or the times at or by which, events will occur. Actual performance may differ materially from that expressed or implied in such statements. These statements rely on assumptions which may or may not be realized. Reference should be made to the factors discussed under “Risk Factors” set forth in Whirlpool’s periodic reports filed with the U.S. Securities and Exchange Commission.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2016		WHIRLPOOL CORPORATION

	By:	/s/ BRIDGET K. QUINN
	Name:	Bridget K. Quinn
	Title:	Corporate Secretary and Group Counsel